             Exhibit 99.1

Alico, Inc. Announces Financial Results for the Third Quarter and Nine Months Ended June 30, 2018

Fort Myers, FL, August 6, 2018 - Alico, Inc. (“Alico” or the “Company”) (NASDAQ:ALCO) today announces financial results for the third quarter and nine months ended June 30, 2018. For the nine months ended, the Company recorded net income of $12.3 million and earnings of $1.48 per diluted common share, compared to net income of $9.6 million and earnings of $1.15 per diluted common share in the prior year. Net income for the nine months ended June 30, 2018 benefited from a greater gain on sales of real estate, property and equipment and assets held for sale, lower operating expenses and a one-time deferred tax benefit of $10.0 million due to the federal corporate tax rate reduction enacted on December 22, 2017 but was offset by lower citrus production due to the impact of Hurricane Irma and a valuation allowance of $6.1 million related to expiring capital loss carryforwards.

When both periods are adjusted for non-recurring items related to transaction costs, separation and consulting fees, gains on sale of real estate, property and equipment and assets held for sale, employee stock compensation expense, impairment of long-lived assets, insurance proceeds received relating to Hurricane Irma, and net deferred tax adjustments, the Company had adjusted earnings of $0.13 per diluted common share for the nine month period ended June 30, 2018, compared to adjusted earnings of $1.10 per diluted common share for the nine months ended June 30, 2017. Adjusted EBITDA for the nine months ended June 30, 2018 and 2017 was $19.6 million and $34.1 million, respectively. Adjusted free cash flow for the nine months ended June 30, 2018 and 2017 was $2.6 million and $17.8 million, respectively.

On November 16, 2017, Alico announced the Alico 2.0 Modernization Program to aggressively improve the operations of the Company and optimize its return on capital employed through cost reductions, increased efficiencies and disposition of non-performing assets. The Company believes its modernization program is on track and there has been improvement to Alico's citrus and ranch operations, including all back office support activities. The Company has divested several underperforming assets during the first nine months of fiscal 2018 and continues to pursue the sale of other underperforming assets.

The Company reported the following financial results:

(in thousands except for per share amounts)
	Three Months Ended June 30,				Nine Months Ended June 30,
	2018	2017	Change		2018	2017	Change

Net income	$9,092	$5,472	$3,620	66.2%	$12,300	$9,613	$2,687	28.0%
EBITDA (1)	$19,634	$15,100	$4,534	30.0%	$30,015	$34,743	$(4,728)	(13.6)%
Earnings per diluted common share	$1.09	$0.66	$0.43	65.2%	$1.48	$1.15	$0.33	28.7%
Net cash provided by operating activities	$16,370	$31,649	$(15,279)	(48.3)%	$16,119	$28,900	$(12,781)	(44.2)%

(1) See "Non-GAAP Financial Measures" at the end of this earnings release for details regarding these measures.

Alico Citrus Division Results

For the nine months ended June 30, 2018, Alico Citrus harvested approximately 4.8 million boxes of fruit, a decline of 36.4% from the same period in the prior year. The Early and Mid-Season box production decreased by 43.7%, while the Valencia box production decreased by 28.5% as compared to the same period in the prior year. The decrease is a direct result of the impact of Hurricane Irma.

Following the hurricane last September, the Company estimated its 2018 processed boxes would decrease by approximately 40-45% compared to fiscal year 2017. Based on the final harvest totals, the Company’s box production was down approximately 36%. The improvement over the original estimate is the result of the Valencia late season crop experiencing less fruit drop then was anticipated.

To date, the Company has received approximately $9.4 million in property and casualty and crop insurance proceeds relating to the damage incurred from Hurricane Irma. The Company has additional insurance claims pending. In addition to the commercial insurance claims which have been submitted, the Company may be eligible for Irma federal relief programs distributed by the Farm Service Agency under the 2017 Wildfires and Hurricane Indemnity Program (2017 WHIP) as well as block grants that will be administered through the State of Florida.  At this time, the Company cannot determine the amount of federal relief funds which will be received or when these funds will be disbursed.

The Company continues to believe that operating expenses for fiscal year 2018 will remain consistent with fiscal year 2017 on a per acre basis. The financial benefits of Alico 2.0 will begin to be apparent in fiscal year 2019 because the improved citrus growing costs incurred in fiscal 2018 are expensed in the following crop season when fruit is harvested and sold.

Citrus production for the three and nine months ended June 30, 2018 and 2017 is summarized in the following table.

(boxes and pound solids in thousands)
	Three Months Ended June 30,				Nine Months Ended June 30,
			Change				Change
	2018	2017	Unit	%	2018	2017	Unit	%
Boxes Harvested:
Early and Mid-Season	—	—	—	NM	1,811	3,215	(1,404)	(43.7)%
Valencias	1,421	2,819	(1,398)	(49.6)%	2,891	4,044	(1,153)	(28.5)%
Total Processed	1,421	2,819	(1,398)	(49.6)%	4,702	7,259	(2,557)	(35.2)%
Fresh Fruit	27	84	(57)	(67.9)%	124	328	(204)	(62.2)%
Total	1,448	2,903	(1,455)	(50.1)%	4,826	7,587	(2,761)	(36.4)%

Pound Solids Produced:
Early and Mid-Season	NM	NM	NM	NM	9,194	17,950	(8,756)	(48.8)%
Valencias	8,668	17,194	(8,526)	(49.6)%	17,319	24,661	(7,342)	(29.8)%
Total	8,668	17,194	(8,526)	(49.6)%	26,513	42,611	(16,098)	(37.8)%

Average Pound Solids Per Box:
Early and Mid-Season	NM	NM	NM	NM	5.07	5.58	(0.51)	(9.1)%
Valencias	6.10	6.10	—	—%	5.99	6.10	(0.11)	(1.8)%

Price per Pound Solids:
Early and Mid-Season	NM	NM	NM	NM	$2.64	$2.56	$0.08	3.1%
Valencias	$2.80	$2.72	$0.08	2.9%	$2.82	$2.72	$0.10	3.7%

Alico Citrus cost of sales decreased to $45.8 million for the nine months ended June 30, 2018, compared to $62.7 million for the nine months ended June 30, 2017. The decrease is mainly because the Company took a $13.5 million charge for inventory casualty losses in the quarter ended September 30, 2017 as a result of Hurricane Irma.

Conservation and Environmental Resources Division Results

In January 2018, the Company sold its cattle herd. All inventory costs that were accumulated at the date of sale were expensed. As part of this transaction, the Company entered into a long-term leasing arrangement for the grazing rights on the Ranch with the purchaser. The Company continues to own the property and conduct its long-term water dispersement program and wildlife management programs. As a result of these changes, Alico is in the process of renaming this division to Alico Water Resources to reflect its focus on water storage and nutrient reduction. Alico believes that its dispersed water storage project is the largest and most cost-effective project of its kind in the United States and once permits from state and federal agencies have been approved, will store and prevent large volumes of water from entering the Caloosahatchee River, remove substantial amount of nitrogen from the watershed and rehydrate natural systems that eventually flow south into the Everglades.

Other Corporate Financial Information

General and administrative expenses decreased by $1.0 million to $9.9 million for the nine months ended June 30, 2018. The decrease primarily relates to one-time consulting fees, separation fees and recruitment fees incurred in the nine months ended June 30, 2017. The decrease was partially offset by an accrual related to a change in our employee paid time-off policy and increased rent expense as a result of the Company selling its corporate office building in Florida and leasing a portion of the space back.

Other income (expense), net was $2.6 million for the nine months ended June 30, 2018, as compared to $(5.1) million for the nine months ended June 30, 2017. The increase of $7.7 million is primarily attributable to the Company recording a greater gain on sales of real estate, property and equipment and assets held for sale. Additionally, the Company incurred less interest expense due to mandatory pay down of long-term debt, as well as a prepayment made on a loan of approximately $4.5 million with proceeds from asset sales.

The Company paid a third quarter cash dividend of $0.06 per share on its outstanding common stock on July 13, 2018 to shareholders of record at June 29, 2018.

At June 30, 2018, the Company had working capital of $62.4 million and had term debt, net of cash and cash equivalents, of $150.5 million.

About Alico

Alico, Inc. is a holding company with assets and related operations in agriculture and environmental resources, including citrus, wildlife management, and water management. Our mission is to create value for shareholders by managing existing assets to their optimal current income and total returns, opportunistically acquiring new assets and producing high quality agricultural products while exercising responsible environmental stewardship.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as "plans," "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "believes," and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products, increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; our ability to achieve the anticipated cost savings under the Alico 2.0 Modernization Program; customer concentration; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:
John E. Kiernan
Executive Vice President and Chief Financial Officer
(239) 226-2000
JKiernan@alicoinc.com

ALICO, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)

	June 30,	September 30,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,553	$3,395
Accounts receivable, net	8,796	4,286
Inventories	29,726	36,204
Assets held for sale	10,295	20,983
Prepaid expenses and other current assets	2,558	1,621
Total current assets	77,928	66,489

Property and equipment, net	337,235	349,337
Goodwill	2,246	2,246
Deferred financing costs, net of accumulated amortization	198	262
Other non-current assets	1,009	848
Total assets	$418,616	$419,182

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,061	$3,192
Accrued liabilities	6,348	6,781
Long-term debt, current portion	5,250	4,550
Other current liabilities	856	1,460
Total current liabilities	15,515	15,983

Long-term debt:
Principal amount, net of current portion	171,805	181,926
Less: deferred financing costs, net	(1,613)	(1,767)
Long-term debt less current portion and deferred financing costs, net	170,192	180,159
Deferred income tax liabilities	27,757	27,108
Deferred gain on sale	24,788	26,440
Deferred retirement obligations	4,053	4,123
Total liabilities	242,305	253,813

Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 and 8,416,145 shares issued and 8,192,398 and 8,238,830 shares outstanding at June 30, 2018 and September 30, 2017, respectively	8,416	8,416
Additional paid in capital	19,168	18,694
Treasury stock, at cost, 223,747 and 177,315 shares held at June 30, 2018 and September 30, 2017, respectively	(7,854)	(6,502)
Retained earnings	150,885	140,033
Total Alico stockholders' equity	170,615	160,641
Noncontrolling interest	5,696	4,728
Total stockholders' equity	176,311	165,369
Total liabilities and stockholders' equity	$418,616	$419,182

ALICO, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Operating revenues:
Alico Citrus	$25,711	$49,993	$77,499	$122,537
Conservation and Environmental Resources	544	1,151	1,400	1,789
Other Operations	262	374	751	837
Total operating revenues	26,517	51,518	79,650	125,163

Operating expenses:
Alico Citrus	13,697	35,059	56,102	90,067
Conservation and Environmental Resources	864	1,451	3,054	2,726
Other Operations	42	—	165	93
Total operating expenses	14,603	36,510	59,321	92,886
Gross profit	11,914	15,008	20,329	32,277
General and administrative expenses	2,955	3,709	9,914	10,896

Income from operations	8,959	11,299	10,415	21,381

Other (expense) income:
Interest expense	(2,188)	(2,223)	(6,682)	(6,924)
Gain on sale of real estate, property and equipment and assets held for sale	7,248	157	9,083	1,989
Other income (expense), net	14	(96)	158	(120)
Total other (expense) income, net	5,074	(2,162)	2,559	(5,055)

Income before income taxes	14,033	9,137	12,974	16,326
Provision for income taxes	4,941	3,665	674	6,713

Net income	9,092	5,472	12,300	9,613
Net income (loss) attributable to noncontrolling interests	8	7	32	(36)
Net income attributable to Alico, Inc. common stockholders	$9,100	$5,479	$12,332	$9,577

Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$1.11	$0.66	$1.50	$1.15
Diluted	$1.09	$0.66	$1.48	$1.15
Weighted-average number of common shares outstanding:
Basic	8,228	8,293	8,243	8,315
Diluted	8,324	8,364	8,314	8,340

Cash dividends declared per common share	$0.06	$0.06	$0.18	$0.18

ALICO, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)

	Nine Months Ended June 30,
	2018	2017

Net cash provided by operating activities:
Net income	$12,300	$9,613
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred gain on sale of sugarcane land	(767)	(422)
Depreciation, depletion and amortization	10,327	11,529
Deferred income tax provision	649	4,437
Gain on sale of real estate, property and equipment and assets held for sale	(8,315)	(1,338)
Impairment of long-lived assets	1,855	—
Non-cash interest expense on deferred gain on sugarcane land	1,021	1,060
Stock-based compensation expense	1,337	1,230
Other	(285)	145
Changes in operating assets and liabilities:
Accounts receivable	(4,510)	(7,104)
Inventories	6,478	17,350
Prepaid expenses and other assets	(892)	(621)
Accounts payable and accrued expenses	(594)	(6,826)
Income tax payable	—	1,539
Other liabilities	(2,485)	(1,692)
Net cash provided by operating activities	16,119	28,900

Cash flows from investing activities:
Purchases of property and equipment	(12,129)	(11,450)
Net proceeds from sale of property and equipment and assets held for sale	31,671	3,016
Notes receivable	(379)	—
Other	—	155
Net cash provided by (used in) investing activities	19,163	(8,279)

Cash flows from financing activities:
Repayments on revolving lines of credit	(21,424)	(70,770)
Borrowings on revolving lines of credit	21,424	65,770
Principal payments on term loans	(9,421)	(8,061)
Treasury stock purchases	(2,215)	(2,174)
Dividends paid	(1,480)	(1,496)
Capital contribution received from noncontrolling interest	1,000	—
Capital lease obligation payments	(8)	(571)
Net cash used in financing activities	(12,124)	(17,302)

Net increase in cash and cash equivalents	23,158	3,319
Cash and cash equivalents at beginning of the period	3,395	6,625

Cash and cash equivalents at end of the period	$26,553	$9,944

Non-GAAP Financial Measures

Adjusted EBITDA
(in thousands)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017

Net income attributable to common stockholders	$9,100	$5,479	$12,332	$9,577
Interest expense	2,188	2,223	6,682	6,924
Provision for income taxes	4,941	3,665	674	6,713
Depreciation, depletion and amortization	3,405	3,733	10,327	11,529
EBITDA	19,634	15,100	30,015	34,743

Transaction costs	10	(5)	98	196
Impairment of long-lived assets	1,855	—	1,855	—
Stock compensation expense (1)	242	231	715	648
Separation and consulting agreement expense	—	187	188	475
Insurance proceeds - Hurricane Irma	(4,185)	—	(4,185)	—
Gains on sale of real estate and property and equipment and assets held for sale	(7,248)	(157)	(9,083)	(1,989)

Adjusted EBITDA	$10,308	$15,356	$19,603	$34,073

(1) Includes stock compensation expense for current and former executives.

Adjusted Earnings Per Diluted Common Share
(in thousands)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017

Net income attributable to common stockholders	$9,100	$5,479	$12,332	$9,577
Impairment of long-lived assets	1,855	—	1,855	—
One-time deferred tax adjustment due to new tax legislation	106	—	(9,971)	—
Valuation allowance on capital loss carryforward	—	—	6,060	—
Transaction costs	10	(5)	98	196
Stock compensation expense (1)	242	231	715	648
Separation and consulting agreement expense	—	187	188	475
Insurance proceeds - Hurricane Irma	(4,185)	—	(4,185)	—
Gains on sale of real estate and property and equipment and assets held for sale	(7,248)	(157)	(9,083)	(1,989)
Tax impact	2,677	(118)	3,065	275

Adjusted net income	$2,557	$5,617	$1,074	$9,182

Diluted common shares	8,324	8,364	8,314	8,340

Adjusted Earnings per Diluted Common Share	$0.31	$0.67	$0.13	$1.10

(1) Includes stock compensation expense for current and former executives.

Adjusted Free Cash Flow
(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$16,370	$31,649	$16,119	$28,900
Adjustments for non-recurring items:
Transaction costs	10	(5)	98	196
Separation and consulting agreement expense	—	187	188	475
Impairment of long-lived assets	1,855	—	1,855	—
Insurance proceeds - Hurricane Irma	(4,185)	—	(4,185)	—
Tax impact	690	(69)	622	(276)
Capital expenditures	(4,691)	(6,477)	(12,129)	(11,450)
Adjusted Free Cash Flow	$10,049	$25,285	$2,568	$17,845

Diluted common shares	8,324	8,364	8,314	8,340

Adjusted Free Cash Flow per Diluted Common Share	$1.21	$3.02	$0.31	$2.14

Alico utilizes the non-GAAP measures Adjusted EBITDA, Adjusted Earnings per Diluted Common Share and Adjusted Free Cash Flow among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that Adjusted EBITDA, Adjusted Earnings per Diluted Common Share, and Adjusted Free Cash Flow are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Adjusted EBITDA is defined as earnings before interest expense, provision for income taxes, and depreciation and amortization adjusted for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate and property and equipment and assets held for sale. Adjusted Earnings per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares. Adjusted Free Cash Flow is defined as net cash provided by operating activities adjusted for non-recurring transactions less capital expenditures. The Company uses Adjusted Free Cash Flow to evaluate its business and this measure is considered an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common stockholders. The Company’s definition of Adjusted Free Cash Flow does not represent residual cash flows available for discretionary spending.